Exhibit 3.1

CENTERPOINT PROPERTIES TRUST

ARTICLES SUPPLEMENTARY

100,000 SHARES

SERIES D FLEXIBLE CUMULATIVE REDEEMABLE PREFERRED SHARES

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Pursuant to the authority vested in the Board of Trustees of the Company (the “Board of Trustees”) by Section 2.3 of Article II of the Declaration of Trust of the Company, the Board of Trustees by resolutions duly adopted by unanimous written consent dated November 29, 2004, and a duly authorized committee of the Board of Trustees, by resolutions duly adopted by unanimous written consent dated December 9, 2004, classified and designated 100,000 of the authorized but unissued Series Preferred Shares of the Company, par value $0.001 per share (“Preferred Shares”) as a separate series of Preferred Shares to be known as “Series D Flexible Cumulative Redeemable Preferred Shares”, set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms and conditions of redemption of such Series D Cumulative Redeemable Preferred Shares, and authorized the issuance of up to 100,000 of such Series D Cumulative Redeemable Preferred Shares.

SECOND:  The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate series of Preferred Shares of the Company designated as “Series D Flexible Cumulative Redeemable Preferred Shares” are as follows (the “Series D Terms”), which, upon any restatement of the Declaration of Trust shall be made a part of or incorporated by reference into the Declaration of Trust with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

Section 1.  Number of Shares and Designation.  A series of Preferred Shares designated as Series D Flexible Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) is hereby established.  The number of Series D Preferred Shares shall be 100,000, subject, however, to increase or decrease upon further action of the Board of Trustees in the future as permitted by the Declaration of Trust of the Company (the “Declaration”) and applicable law.

Section 2.  Definitions.  For purposes of the Series D Preferred Shares, the following terms shall have the meanings indicated:

“3-month LIBOR Rate” means, for each Distribution Period, the arithmetic average of the two most recent weekly quotes for deposits for U.S. Dollars having a term of three months, as published on the first Business Day of each week during the relevant Calendar Period immediately preceding the Distribution Period for which the Floating Rate is being determined.  Such quotes will be taken from the Bloomberg interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) at approximately 11:00 a.m. London time on the relevant date.  If such rate does not appear on the Bloomberg interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) on the Distribution Determination Date, the 3-month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the

Calculation Agent, at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. Dollars to leading European banks for a period of three months.

“10-year Treasury CMT” means the rate determined in accordance with the following provisions:

(i) With respect to any Distribution Determination Date and the Distribution Period that begins immediately thereafter, the 10-year Treasury CMT means the rate displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 containing the caption “...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.,” and the column for the Designated CMT Maturity Index.

(ii) If such rate is no longer displayed on the page described in clause (i) of this defined term, or is not so displayed by 3:00 P.M., New York City time, on the applicable Distribution Determination Date, then the 10-year Treasury CMT for such Distribution Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

(iii) If such rate is no longer displayed on the page described in clause (i) of this defined term, or if not published by 3:00 P.M., New York City time, on the applicable Distribution Determination Date, then the 10-year Treasury CMT for such Distribution Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Distribution Determination Date with respect to such Distribution reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 and published in H.15(519).

(iv) If such information is not provided by 3:00 P.M., New York City time, on the applicable Distribution Determination Date, then the 10-year Treasury CMT for such Distribution Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such Distribution Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a “Reference Dealer”) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Debentures”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

(v) If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Distribution Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Distribution Determination Date of three Reference Dealers in the city of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

(vi) If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Distribution Determination Date will remain the 10-year Treasury CMT for the immediately preceding interest period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

“30-year Treasury CMT” has the meaning specified under the definition of 10-year Treasury CMT, except that the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

“Bloomberg” means Bloomberg Financial Markets Commodities News.

“Business Day” means a day other than (i) a Saturday or Sunday; (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed; or (iii) a day on which the Company’s principal executive office is closed for business.

“Calculation Agent” means SunTrust Bank, or its successor appointed by the Company, acting as calculation agent.

“Calendar Period” means a period of 180 calendar days.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.  The Depository Trust Company will be the initial Clearing Agency.

“Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

“Common Shares” means Common Shares, par value $0.001 per share, of the Company, together with any other shares of beneficial interest of the Company into which such Common Shares are reclassified or changed.

“Definitive Series D Preferred Share Certificates” means any Series D Preferred Share Certificate issued in certificated, fully registered form, other than any global certificate registered in the name of the Clearing Agency.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

“Distribution Determination Date” means the second London Business Day immediately preceding the first day of the relevant Distribution Period in the Floating Rate Period.

“Distribution Payment Date” means each day on which Distributions are payable determined based on the then-applicable Distribution Period.

“Distribution Period” means each semiannual period in a Fixed Rate Period and each quarterly period in a Floating Rate Period for which Distributions are payable; provided that the last Distribution Period in a Fixed Rate Period may be shorter than six months and the last Distribution Period in a Floating Rate Period may be shorter than three months.

“Distribution Rate” means the rate at which Distributions will accrue in respect of any Distribution Period, as determined pursuant to the terms of Section 3 hereof, whether by Remarketing or otherwise.

“Distributions” means amounts payable in respect of the Series D Preferred Shares as provided in Section 3 hereof, and for purposes of Section 8 hereof, the term “dividend” shall include, but not be limited to, “Distributions”.

“Election Date” means, with respect to any proposed Remarketing, a date as determined by the Company that is at least five Business Days prior to the proposed Remarketing Date.

“Fixed Rate” means the Distribution Rate during the Initial Fixed Rate Period and any subsequent Fixed Rate Period as determined by a Remarketing.

“Fixed Rate Period” means the Initial Fixed Rate Period and each period set by the Company during a Remarketing for which the Fixed Rate determined in such Remarketing will apply; provided, however, that a Fixed Rate Period must be for a duration of at least six months and may not end on a day other than a Distribution Payment Date.

“Floating Rate” means the Distribution Rate during a Floating Rate Period calculated pursuant to Section 3(i) hereof.

“Floating Rate Period” means any period during which a Floating Rate is in effect.

“Initial Distribution Rate” means 5.377% per annum.

“Initial Fixed Rate Period” means the Issue Date through December 14, 2009.

“Issue Date” means the date of the issuance and delivery of the Series D Preferred Shares.

“Junior Shares” means Common Shares, the Junior Series A Preferred Shares and all other equity securities issued by the Company ranking junior to the Series D Preferred Shares as to the payment of dividends or distributions and/or to the distribution of assets upon liquidation, dissolution or any winding up of the Company, as applicable.

“Junior Series A Preferred Shares” means the Junior Participating Preferred Shares, Series A of the Company.

“Parity Shares” means the Series B Preferred Shares and all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series D Preferred Shares.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Shares” means Series Preferred Shares, par value $0.001 per share, of the Company.

“Redemption Date” means, with respect to any Series D Preferred Shares to be redeemed, the date fixed for such redemption by or pursuant to these Series D Terms.

“Remarketing” means the conduct by which a Fixed Rate shall be determined in accordance with the Remarketing Procedures.

“Remarketing Agent” means, jointly, Lehman Brothers Inc. (“Lehman”) and Wachovia Capital Markets, LLC (“Wachovia”), their successors or assigns, or such other remarketing agent or remarketing agents appointed to such capacity by the Company.

“Remarketing Agreement” means the remarketing agreement, dated December 9, 2004, among the Company on the one hand and Lehman and Wachovia, as joint Remarketing Agent, on the other hand, and any successor agreement.

“Remarketing Date” means, as determined by the Company, any Business Day, which date shall be at least three Business Days prior to any Remarketing Settlement Date.

“Remarketing Procedures” means those procedures set forth in Section 3(k) hereof.

“Remarketing Settlement Date” means, to the extent applicable, (i) the first Business Day of the next Distribution Period following the expiration of the Initial Fixed Rate Period; (ii) any Distribution Payment Date during a Floating Rate Period; or (iii) any Distribution Payment Date during a time in which Series D Preferred Shares are not redeemable in a subsequent Fixed Rate Period and the date set by the Company during a time in which the Series D Preferred Shares are redeemable in a subsequent Fixed Rate Period.

“Series B Preferred Shares” means the 7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company.

“Series D Preferred Share Certificate” means a certificate evidencing ownership of a Series D Preferred Share.

“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or such other pages as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dolllars deposits).

“Telerate Page 7051” means the display on MoneyLine Telerate (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

Capitalized terms not otherwise defined herein shall have the meaning set for in the Declaration.

Section 3.  Distributions.

(a)                                  Distributions shall be payable in cash on the Series D Preferred Shares when, as and if declared by the Board of Trustees, out of assets legally available therefore.  Distributions shall accrue from the Issue Date until the Redemption Date.  During the Initial Fixed Rate Period, Distributions will be payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2005.  During any subsequent Fixed Rate Period, Distributions will be payable semiannually in arrears determined based on the Remarketing Date (for example, if the Series D Preferred Shares are remarketed for a new Fixed Rate Period that begins on January 1 or July 1, Distributions will be payable on June 30 and December 31 of each year, and if the Series D Preferred Shares are remarketed for a new Fixed Rate Period that begins on April 1 or October 1, Distributions will be payable on September 30 and March 31 of each year), and on each other date on which a Fixed Rate Period ends.  Any Fixed Rate Period may not end on a day other than a Distribution Payment Date.  During any Floating Rate Period, Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and on each other date on which a Floating Rate Period ends.  Distributions not paid on a Distribution Payment Date will accumulate additional Distributions (to the extent permitted by law) compounded semiannually at the Fixed Rate or quarterly at the Floating Rate, as applicable, then in effect.

Each such Distribution shall be paid to the holders of record of Series D Preferred Shares as they appear on the share register of the Company as of the opening of business on the Business Day immediately preceding such Distribution Payment Date.  After full Distributions on the Series D Preferred Shares have been paid or declared and funds set aside for payment for all past Distribution Periods and for the then current Distribution Period, the holders of the Series D Preferred Shares will not be entitled to any further Distributions with respect to that Distribution Period.

(b)                                 If any Distribution Payment Date with respect to a Fixed Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date, with the same force and effect as if payment was made on the date such payment was originally payable. If any Distribution Payment Date with respect to a Floating Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date and Distributions shall accrue to the actual payment date (except for a Distribution Payment Date that coincides with the Redemption Date).

(c)                                  The amount of Distributions payable on each Distribution Payment Date relating to a Distribution Period will be computed on the basis of a 360-day year of twelve 30-day months by multiplying the per annum Distribution Rate in effect for such Distribution Period by a fraction, the numerator of which will be the actual number of days in such Distribution Period (or portion thereof) (determined by including the first day thereof and excluding the last thereof) and the denominator of which will be 360, and multiplying the rate so obtained by $1,000 with respect to each Series D Preferred Share.

(d)                                 When Distributions are not paid in full upon the Series D Preferred Shares and any other series of Preferred Shares of the Company ranking on a parity therewith as to dividends, all Distributions declared upon the Series D Preferred Shares and any other series of Preferred Shares of the Company ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Series D Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other that same ratio that the accumulated dividends per Series D Preferred Share and such other series of Preferred Shares bear to each other.  Except as provided in the preceding sentence, unless an amount equal to full cumulative Distributions on the Series D Preferred Shares has been paid to holders of record of Series D Preferred Shares entitled to receive Distributions as set forth above by the Company for all past Distribution Periods, no Distributions (other than in Common Shares of the Company, or other shares of beneficial interest of the Company ranking junior to the Series D Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series D Preferred Shares as to dividends or upon liquidation.  Unless an amount equal to full cumulative Distributions on the Series D Preferred Shares has been paid to holders of record of Series D Preferred Shares entitled to receive Distributions as set forth above by the Company for all past Distribution Periods, no Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series D Preferred Shares as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such beneficial interest) by the Company or any subsidiary of the Company, except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series D Preferred Shares as to dividends and upon liquidation; provided, however, that the foregoing shall not prohibit the purchase by the Company of Common Shares or other shares of beneficial interest of the Company ranking junior to or on a parity with the Series D Preferred Shares as to dividends or upon liquidation pursuant to the terms of the Declaration and Section 6 below to preserve the Company’s status as a real estate investment trust.

(e)                                  During the Initial Fixed Rate Period, the Distribution Rate shall be the Initial Distribution Rate.

(f)                                    Prior to the expiration of the Initial Fixed Rate Period, the Company will have the option to remarket the Series D Preferred Shares to establish a new Fixed Rate with respect to the Series D Preferred Shares (to be in effect after the Initial Fixed Rate Period).  Any new Fixed Rate so established will be in effect for such Fixed Rate Period as the Company determines in connection with the Remarketing, provided that a Fixed Rate Period must be for a duration of at least six months and may not end on a day other than a Distribution Payment Date.  Prior to the expiration of any Fixed Rate Period after the Initial Fixed Rate Period during which the Series D Preferred Shares are not redeemable, the Company will have the option to remarket the Series D Preferred Shares to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).  The Company also has the option to remarket the Series D Preferred Shares for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period prior to any Distribution Payment Date in any subsequent Fixed Rate Period during a time in which the Series D Preferred Shares are redeemable.

If the Company elects to conduct a Remarketing of the Series D Preferred Shares for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period, the Company shall, not less than 10 nor more than 35 Business Days prior to the related Election Date, notify in writing the Clearing Agency, the Remarketing Agent and the Calculation Agent.  If the Series D Preferred Shares are not issued in global, fully registered form to the Clearing Agency, such notice shall be delivered to the holders instead of the Clearing Agency. Such notice shall describe the Remarketing and shall indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. The Company shall have the right to terminate a Remarketing at any time prior to the Election Date by notice of such termination to the Clearing Agency (or the holders, as applicable), the Remarketing Agent and the Calculation Agent.

(g)                                 If the Remarketing Agent has determined that it will be able to remarket all Series D Preferred Shares tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at a price of $1,000 per Series D Preferred Share, prior to 4:00 P.M., New York City time, on any Remarketing Date, the Distribution Rate for the new Fixed Rate Period will be the Fixed Rate determined by the Remarketing Agent, which will be the rate per annum (rounded to the nearest one-thousandth

(0.001) of one percent per annum) that the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum that will enable it to remarket all Series D Preferred Shares tendered or deemed tendered for Remarketing at a price of $1,000 per Series D Preferred Share.

(h)                                 If the Series D Preferred Shares are not redeemed and the Company does not elect to remarket the Series D Preferred Shares pursuant to this Section 3 or has terminated a Remarketing or if the Remarketing Agent is unable to remarket all of the Series D Preferred Shares tendered or deemed tendered for a purchase price of $1,000 per Series D Preferred Share pursuant to the Remarketing procedures described above, Distributions on the Series D Preferred Shares will thereafter be cumulative from such date and the Distribution Rate shall be the Floating Rate and the new Distribution Period shall be a Floating Rate Period, subject to the Company’s right to subsequently remarket the Series D Preferred Shares to again establish a Fixed Rate for a new Fixed Rate Period.  During any Floating Rate Period, the Company may elect to remarket the Series D Preferred Shares prior to any Distribution Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).

(i) The Calculation Agent shall calculate the Floating Rate on the applicable Distribution Determination Date as follows:

Except as provided below, the Floating Rate for any Floating Rate Period for the Series D Preferred Shares will be equal to the Adjustable Rate (as defined below) plus 1.85%.  The “Adjustable Rate” for any Distribution Period will be equal to the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT (each as defined above and collectively referred to as the “Benchmark Rates”) for such Distribution Period during the Floating Rate Period.  In the event that the Calculation Agent determines in good faith that for any reason:

(i) any one of the Benchmark Rates cannot be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to the higher of whichever two of such rates can be so determined;

(ii) only one of the Benchmark Rates can be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to whichever such rate can be so determined; or

(iii) none of the Benchmark Rates can be determined for any Dividend Period, the Adjustable Rate for the preceding Distribution Period will be continued for such Distribution Period.

The 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT shall each be rounded to the nearest hundredth of a percent.

The Floating Rate with respect to each Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.

(j)  If a new Fixed Rate for a new Fixed Rate Period is set in a Remarketing (as described in this Section 3), a new Fixed Rate Period shall commence following the expiration of the then current Distribution Period.  If a new Fixed Rate for a new Fixed Rate Period is not set, for any reason, including after the expiration of the Initial Fixed Rate Period, in accordance with the terms of Section 3(k) of these Series D Terms, a Floating Rate Period and the corresponding Floating Rate determined or redetermined in accordance with Section 3(i) shall be in effect unless and until the Company remarkets the Series D Preferred Shares and sets a new Fixed Rate for a new Fixed Rate Period in accordance with this Section 3 and the Remarketing Procedures.

(k)  (i)  If the Company elects to conduct a Remarketing, the Company, not less than 10 nor more than 35 Business Days prior to the related Election Date, is required pursuant to Section 3(f) to give the written notice of proposed Remarketing of the Series D Preferred Shares to the Clearing Agency, the Remarketing Agent and the Calculation Agent.  If the Series D Shares are not issued in global, fully registered form to the Clearing Agency, such notice shall be delivered to the holders instead of the Clearing Agency.  As required by Section 3(f), such notice will describe the Remarketing and will indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period.  At any time prior to the Election Date, the Company may elect to terminate a Remarketing by giving the Clearing Agency (or the holders, as applicable), the Remarketing Agent and the Calculation Agent written notice of such termination.

(ii)                                  Not later than 4:00 P.M., New York City time, on an Election Date, each holder of Series D Preferred Shares may give, through the facilities of the Clearing Agency in the case of book-entry Series D Preferred Share Certificates, a written notice to the Company of its election (“Notice of Election”) (A) to retain and not to have all or any portion of the Series D Preferred Shares owned by it remarketed in the Remarketing or (B) to tender all or any portion of such Series D Preferred Shares for purchase in the Remarketing (such portion, in either case, is to be in the Liquidation Amount of $1,000 or any integral multiple thereof).  Any Notice of Election given to the Company will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the Remarketing.  Promptly after 4:30 P.M., New York City time, on such Election Date, the Company, based on the Notices of Election received by it through the Clearing Agency (or from the holders, if Definitive Series D Preferred Share Certificates have been issued) prior to such time, will notify the Remarketing Agent of the number of Series D Preferred Shares to be retained by holders of Series D Preferred Shares and the number of Series D Preferred Shares tendered or deemed tendered for purchase in the Remarketing.

(iii)                               If any holder gives a Notice of Election to tender Series D Preferred Shares as described in Section 3(k)(ii)(B) above, the Series D Preferred Shares so subject to such Notice of Election will be deemed tendered for purchase in the Remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Series D Preferred Shares to the Remarketing Agent for purchase.  If any holder of Series D Preferred Shares fails timely to deliver a Notice of Election, as described above, such Series D Preferred Shares will be deemed tendered for purchase in such Remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such Series D Preferred Shares to the Remarketing Agent for purchase.

(iv)                              The right of each holder of Series D Preferred Shares to have Series D Preferred Shares tendered for purchase in the Remarketing shall be limited to the extent that (A) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (B) Series D Preferred Shares tendered have not been called for redemption, (C) the Remarketing Agent is able to find a purchaser or purchasers for tendered Series D Preferred Shares at a Fixed Rate, and (D) such purchaser or purchasers deliver the purchase price therefore to the Remarketing Agent.

(v)                                 Any holder of Series D Preferred Shares that desires to continue to retain a number of Series D Preferred Shares, but only if the Fixed Rate is not less than a specified rate per annum, shall submit a Notice of Election to tender such Series D Preferred Shares pursuant to this Section 3(k) and separately notify the Remarketing Agent of its interest at the telephone number set forth in the notice of Remarketing delivered pursuant to this Section 3(k).  If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder’s purchase of such number of Series D Preferred Shares in the Remarketing, providing that the Fixed Rate is not less than such specified rate.

(vi)                              If holders submit Notices of Election to retain all of the Series D Preferred Shares then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a Remarketing been held on the related Remarketing Date.

(vii)                           On any Remarketing Date on which the Remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the Liquidation Amount thereof, Series D Preferred Shares tendered or deemed tendered for purchase.  If, as a result of such efforts, on any Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all Preferred Securities tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at a price of $1,000 per Series D Preferred Share, prior to 4:00 P.M., New York City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum, if any, that will enable it to remarket all Series D Preferred Shares tendered or deemed tendered for Remarketing at a price of $1,000 per Series D Preferred Share.  By approximately 4:30 P.M., New York City time, on a Remarketing Date, the Remarketing Agent shall advise, by telephone, (A) the Clearing Agency Participant, the Company and the Calculation Agent of any new Fixed Rate established pursuant to the Remarketing and the number of remarketed Series D Preferred Shares sold in the Remarketing; (B) each purchaser of a remarketed Series D Preferred Shares (or the Clearing Agency Participant thereof) of such new Fixed Rate and the number of remarketed Series D Preferred Shares such purchaser is to purchase; and (C) each purchaser to give instructions to its Clearing Agency Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the remarketed Series D Preferred Shares purchased through the facilities of the Clearing Agency Participant.

(viii)                        If the Remarketing Agent is unable to remarket by 4:00 P.M., New York City time, on the third Business Day prior to the Remarketing Settlement Date all Series D Preferred Shares tendered or deemed tendered for purchase at a price of $1,000 per Series D Preferred Share, then the Distribution Rate for the next Distribution Period shall be the Floating Rate and the new Distribution Period shall be a Floating Rate Period.  In such case, no Series D Preferred Shares will be sold in the Remarketing and each holder will continue to hold its Series D Preferred Shares at such Floating Rate during such Floating Rate Period.

(ix)                                All Series D Preferred Shares tendered or deemed tendered in the Remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of the Clearing Agency against payment of the purchase price therefore on the Remarketing Settlement Date.  The Remarketing Agent will make payment to the Clearing Agency Participant of each tendering holder of Series D Preferred Shares in the Remarketing through the facilities of the Clearing Agency by the close of business on the Remarketing Settlement Date.  In accordance with the Clearing Agency’s normal procedures, on the Remarketing Settlement Date, the transaction described above with respect to each Series D Preferred Share tendered or deemed tendered for purchase and sold in the Remarketing will be executed through the Clearing Agency and the account of the Clearing Agency Participant, will be debited and credited and such Series D Preferred Shares delivered by book entry as necessary to effect purchases and sales of such Series D Preferred Shares.  The Clearing Agency is expected to make payment in accordance with its normal procedures.  This Section 3(k)(ix) shall not apply if Definitive Preferred Securities Certificates have been issued.

(x)                                   If any holder selling Series D Preferred Shares in the Remarketing fails to deliver such Series D Preferred Shares, the Clearing Agency Participant of such selling holder and of any other person that was to have purchased Series D Preferred Shares in the Remarketing may deliver to any such other person a number of Series D Preferred Shares that is less than the number of Series D Preferred Shares that otherwise was to be purchased by such person.  In such event the number of Series D Preferred Shares to be so delivered will be determined by such Clearing Agency Participant and delivery of such lesser number of Series D Preferred Shares will constitute good delivery.  This Section 3(k)(x) shall not apply if Definitive Preferred Securities Certificates have been issued.

(xi)                                The Remarketing Agent is not obligated to purchase any Series D Preferred Shares that would otherwise remain unsold in a Remarketing.  Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Series D Preferred Shares for Remarketing.

Section 4.  Liquidation Preference.  (a)  In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series D Preferred Shares are entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the Series D Preferred Shares as to distributions upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of the stated value of $1,000 per share, plus all accumulated and unpaid Distributions (whether or not declared) for the then current and all past Distribution Periods.  Until the holders of the Series D Preferred Shares and holders of Preferred Shares of the Company of any other series ranking on a parity therewith as to distribution of assets upon liquidation, dissolution or winding up of the Company have been paid this liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the affairs of the Company.  If, upon any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the amounts payable with respect to the Series D Preferred Shares and any Preferred Shares of the Company of any other series ranking on a parity therewith as to distribution of assets upon liquidation, dissolution or winding up of the Company, are not paid in full, the holders of Series D Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series D Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

(b)                                 Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(c)                                  For purposes of liquidation rights, a consolidation or merger of the Company with or into one or more corporations or other entities, a statutory share exchange or a sale of all or substantially all of the assets of the Company shall be deemed not to be a liquidation, dissolution or winding up of the affairs of the Company.

(d)                                 In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of beneficial interest of the Company or otherwise is permitted under applicable law, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of beneficial interest of the Company whose preferential rights upon dissolution are superior to those receiving the dissolution.

Section 5.  Redemption.  (a)  The Series D Preferred Shares are redeemable at the option of the Company, in whole or in part (i) on the last Distribution Payment Date relating to the Initial Fixed Rate Period, (ii) on such dates with respect to any other Fixed Rate Period as the Company may determine prior to the commencement of such Fixed Rate Period, or (iii) at any time during a Floating Rate Period, at a cash redemption price of $1,000 per share, plus all accumulated and unpaid Distributions (whether or not declared) to and including the date of redemption (the “Redemption Price”).

(b)                                 If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Trustees of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Trustees of the Company.

(c)                                  Notwithstanding the foregoing, if an amount equal to full Distributions for all past Distribution Periods on the Series D Preferred Shares has not been paid to holders of record of Series D Preferred Shares entitled to receive Distributions as set forth above by the Company, no Series D Preferred Shares shall be redeemed (except as provided in Section 6 below) unless all outstanding Series D Preferred Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire, directly or indirectly, any Series D Preferred Shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of Series D Preferred Shares.

(d)                                 Except as expressly provided hereinabove, the Company shall make no payment or allowance for unpaid Distributions, whether or not in arrears, on Series D Preferred Shares called for redemption.

(e)                                  Notice of redemption shall be given by publication in a newspaper of general circulation in the city of New York, such publication to be made once a week for two successive weeks, commencing not less than 30 nor more than 60 days prior to the date fixed for redemption thereof.  A similar notice will be mailed by the Company by first class mail, postage prepaid, to each record holder of the Series D Preferred Shares to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the share transfer records of the Company.  Each notice shall state:  (i) the Redemption Date; (ii) the aggregate number of Series D Preferred Shares to be redeemed; (iii) the Redemption Price; (iv) instructions for surrender of such shares that are to be surrendered for payment of the Redemption Price; and (v) that Distributions on the shares to be redeemed will cease to accumulate on such Redemption Date.  If fewer than all the Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares to be redeemed from such holder.

(f)                                    In order to facilitate the redemption of Series D Preferred Shares, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

(g)                                 Notice having been given as provided above, from and after the date fixed for the redemption of Series D Preferred Shares by the Company (the “Redemption Date”) (unless the Company shall fail to make available the money necessary to effect such redemption), all Distributions on the Series D Preferred Shares called for redemption will cease to accrue.  From and after the Redemption Date the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the Redemption Price from the Company, less any required tax withholding amount, without interest thereon.  Upon surrender in accordance with such notice of the certificate representing such Series D Preferred Shares (and endorsement or assignment of transfer, if required by the Company and so stated in such notice) the Redemption Price shall be paid out of the funds provided by the Company and the shares represented thereby shall no longer be deemed to be outstanding.  If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares.

(h)                                 Any Series D Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

Section 6.  Restrictions on Ownership and Transfer of Series D Preferred Shares.  In order to ensure that the Company remains qualified as a real estate investment trust for federal income tax purposes, the Series D Preferred Shares shall be subject to the provisions of Article IV of the Declaration relating to restrictions on ownership and transfer, including, but not limited to, the provisions of Section 4.12 of Article IV which permit the Board of Trustees of the Company to exempt Persons from the Ownership Limit.  Notwithstanding any exemptions from the Ownership Limit as applied to the Beneficial Ownership of Series D Preferred Shares heretofore or hereafter granted by the Board of Trustees to Persons who are intended Transferees of Series D Preferred Shares, the following will apply:  (i) no such Person shall Beneficially Own Series D Preferred Shares which, taking in account any shares of beneficial interest of the Company of any other class or series Beneficially Owned by such Person, would cause such Person to Beneficially Own, in the aggregate, in excess of 9.8%, in number of shares or value, of the outstanding shares of beneficial interest of the Company unless the Board of Trustees, by specific further action, determines, in its sole discretion and upon such conditions as it may impose, that such limitations will not apply to such Person; and (ii) no such Person shall Beneficially Own Series D Preferred Shares which, taking into account any shares of beneficial interest of the Company of any other class or series Beneficially Owned by such Person, would result in the Company being “closely held” within the meaning of Code, or otherwise cause the Company to fail to qualify as a real estate investment trust under the Code.  If at any time there is a purported Transfer or other change in the capital structure of the Company such that any Person would Beneficially Own Series D Preferred Shares, together with shares of beneficial interest of the Company of any other class or series, in violation of the conditions set forth in clauses (i) and/or (ii) of this Section 6, then any such purported Transfer shall be void ab initio and such shares of beneficial interest resulting in the violation of the conditions set forth in clauses (i) and/or (ii) of this Section 6 shall constitute Excess Shares and be treated as provided in Article IV of the Declaration.  In addition, the Series D Preferred Shares may not be purchased or held by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements (each, a “Plan”).  The sale, transfer or disposition of the Series D Preferred Shares to a Plan is prohibited, and any such sale, transfer or disposition to a Plan shall be void ab initio.

Section 7.  Rank.  The Series D Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all Junior Shares; (b) on a parity with the Parity Shares; and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company.  The term “equity securities” does not include convertible debt securities which will rank senior to the Series D Preferred Shares prior to conversion.

Section 8.  Voting Rights.

(a)                                  The holders of Series D Preferred Shares shall not have any voting rights except as set forth below.

(b)                                 If full cumulative dividends on the Series D Preferred Shares, or any other Parity Shares, for six distribution periods, whether or not consecutive, are in arrears and unpaid, (such failure to pay by the Company, a “Distribution Default”), the holders of all outstanding Series D Preferred Shares and any outstanding Parity Shares upon which like voting rights have been conferred and are exercisable, voting as a single class without regard to series, will be entitled to elect two additional Trustees until all dividends in arrears and unpaid on the Series D Preferred Shares and any such Parity Shares have been paid or declared and funds therefor set apart for payment.  At any time when such right to elect Trustees separately as a class shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of Series D Preferred Shares and any Parity Shares of the Company then outstanding upon which like voting rights have been conferred and are exercisable shall, call a special meeting of shareholders for the election of such Trustees.  In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Company and the holders of all outstanding Series D Preferred Shares and any such Parity Shares are afforded the opportunity to elect such Trustees (or fill any vacancy) at such Annual Meeting of Shareholders.  Trustees elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Company or until their respective successors shall be elected and qualified, or, if sooner, until an amount equal to all dividends in arrears and unpaid have been paid or declared and funds therefor set apart for payment.  If, prior to the end of the term of any Trustee elected as aforesaid, a vacancy in the office of such Trustee shall occur during the continuance of a Distribution Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Trustee for the unexpired term of such former Trustee, such appointment to be made by the remaining Trustee or Trustees elected as aforesaid.

(c)                                  So long as any Series D Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series D Preferred Shares voting separately as a class):  (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series D Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, (ii) amend, alter or repeal the provisions of the Series D Terms establishing the Series D Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof, or (iii) enter into a consolidation or merger in which another entity is the surviving entity, unless the holders of the Series D Preferred Shares receive a preference security, the rights, preferences, privileges and voting power of which do not differ from those of the Series D Preferred Shares in any manner which is material and adverse to the holder of the Series D Preferred Shares; provided, however, that with respect to the occurrence of any event set forth in clause (ii) or (iii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, or the terms of the securities issued in exchange for the Series D Preferred Shares in the consolidation or merger are not materially different from those of the Series D Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series D Preferred Shares and provided further that any increase in the amount of the authorized Preferred Shares or authorized Series D Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

For purposes of the foregoing provisions of this Section 8, each Series D Preferred Share shall have one vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series D Preferred Shares as a single class on any matter, then the Series D Preferred Shares and the shares of such other series shall have with respect to such matters one vote per $50.00 stated value and fractional votes shall be ignored.

(d)                                 Nothing contained in this Section 8 shall require a vote of the holders of the Series D Preferred Shares in connection with the redemption, purchase or other acquisition by the Company of shares of beneficial interest of the Company not in violation of the terms of the Series D Preferred Shares.

Section 9.  Conversion.  The holders of Series D Preferred Shares shall not have any rights to convert such shares into, or exchange such shares for, shares of any other class or series of Common Shares or any other securities of, or interest in, the Company.

Section 10.  Headings.  The headings of the Sections of the Series D Terms are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 11.  Maturity; Preemptive Rights.  The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.  No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any shares of beneficial interest of the Company of any class or series (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

Section 12.  Exclusion of Other Rights.  The Series D Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration of Trust and the Series D Terms.

Section 13.  Severability of Provisions.  If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series D Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

FOURTH:  The Series D Preferred Shares have been classified and designated by the Board of Trustees, or a committee thereof, under the authority contained in the Declaration.

FIFTH:  These Articles Supplementary have been approved by the Board of Trustees, or a committee thereof, in the manner and by the vote required by law.

SIXTH:  The undersigned Executive Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and attested to by its Assistant Secretary on this 13 day of December 2004.

ATTEST:	CENTERPOINT PROPERTIES TRUST

/s/ Rockford O. Kottka	/s/ Paul S. Fisher
Rockford O. Kottka	Paul S. Fisher
Assistant Secretary	Executive Vice President